FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this "Agreement"), effective as of the last date of signature below (hereinafter the "Effective Date"), is entered into by and among Antigen Express, Inc. ("Antigen Express") and Generex Biotechnology Corporation ("Generex," and together with Antigen Express the "Companies") and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (the "Foundation"). The Companies and Foundation sometimes are referred to collectively as the "Parties" or individually as a "Party."

WHEREAS, the Foundation and Antigen Express entered into that certain Clinical Study Agreement effective February I, 2007 as amended ("Clinical Study Agreement" or "CSA") to establish terms and conditions for the Institution's (as defined in the CSA) performance of the Study (as defined in the CSA);

WHEREAS, the Companies acknowledge that as of September 1, 2013 Antigen Express is One Million Three Hundred Fifteen Thousand Eight Hundred and Seventeen Dollars and Thirty Eight Cents ($1,315,817.38) in arrears in its payment and interest obligations to the Foundation under the Clinical Study Agreement and this constitutes the initial Forbearance Amount (as defined below) under this Agreement;

WHEREAS, based on Antigen Express' payment delinquency under the Clinical Study Agreement, the Foundation is entitled to terminate the Clinical Study Agreement;

WHEREAS, the Companies have requested the Foundation to forbear from exercising its right to terminate the Clinical Study Agreement due to Antigen Express' payment delinquency during a Forbearance Period (as defined below); and

WHEREAS, Foundation has expressed its willingness to defer Antigen Express' overdue payments, future payments, and interest as required under the Clinical Study Agreement during the Forbearance Period (as defined below), and in consideration for Foundation deferring Antigen Express' overdue payments, future payments, and interest, the Companies have agreed, among other things, to pay Foundation certain royalties and accelerated payments as further described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1. DEFINITIONS:

(a) "Forbearance Amount" means all past due and outstanding payments, future payments (as they become due), and interest required under the CSA.

(b) "Forbearance Payments" means the royalty payments required to be made by the Companies to the Foundation under this Agreement.

(c) "Forbearance Period" means the period commencing with the Effective Date and ending on the earliest to occur of (i) the Companies buying out its

(d) "Net Sales" means all amounts (including the fair market value of any non cash consideration) billed, invoiced, or received (whichever first occurs) for sales, leases, or other transfers of the Vaccine, less the sum of the following:

i. customary trade, quantity, or cash discounts actually allowed and taken;

ii. amounts repaid or credited by reason of rejection or return;

iii. to the extent separately stated on purchase orders, invoices, or other documents of sale, sales taxes, tariff duties, and use taxes directly imposed on sale, transportation, delivery, or use and paid by or on behalf of Antigen Express;

iv. reasonable charges for delivery or transportation provided by non affiliated third parties, if separately stated and prepaid or actually allowed; and

v. rebates paid to a group purchasing organization.

No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by and on the payroll of the Companies.

(e) "Vaccine" means a breast cancer vaccine using AE37 alone or in combination. Clinical development and commercialization of AE37 and/or Ii-Key initiatives for uses other than as a breast cancer vaccine are outside the scope of this Agreement.

(f) Capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the CSA.

2. FORBEARANCE

During the Forbearance Period, unless otherwise expressly provided in this Agreement, the Foundation will not take any action to terminate the CSA based solely on the Companies' failure to pay the Forbearance Amount. At the end of the Forbearance Period, the Foundation shall be entitled to exercise any of its rights under this Agreement, the CSA, or applicable law based on the Companies' failure to pay the Forbearance Amount.

3. ACCELERATION PAYMENT

Under the CSA, Antigen Express is required to pay the Foundation a final payment of $200,000 upon completion of all subjects and receipt and acceptance by Antigen Express of all required documents. The Companies agree to accelerate this $200,000 payment ("Acceleration Payment") such that the Acceleration Payment shall be payable out of, and a first charge on, any amounts received by the Companies from a third party in respect of or relating to the continued clinical development/commercialization of the breast cancer indication for the Vaccine.

4. FORBEARANCE PAYMENTS

(a) The Companies shall pay to the Foundation royalties in the following amounts based on the Companies' actual receipt of third party royalty payments in respect of Net Sales of the Vaccine as follows:

i. to the extent that such third party royalty payments to the Companies are less than ten percent (10%) of third party Net Sales of the Vaccine (the "Level One Royalty"), the Forbearance Payments to the Foundation will be an amount equal to fifty percent (50%) of the Level One Royalty;

ii. to the extent that such third party royalty payments to the Companies are equal to or greater than ten percent (10%) of third party Net Sales of the Vaccine, the Forbearance Payments to the Foundation will be an amount equal to five percent (5%) of third party Net Sales of the Vaccine;d

iii. If, and to the extent that, the Companies directly engage in the marketing, distribution, and sale of the Vaccine, the Forbearance Payments will be an amount equal to five percent (5%) of Net Sales of the Vaccine; and

iv. if third party royalty payments in respect of the commercialization of the Vaccine that are calculated other than with reference to Net Sales of the Vaccine, the Companies and the Foundation will revise the calculation methodologies in paragraphs (i) and (ii) above to approximate the Forbearance Payments that would have otherwise been payable.

(b) All Forbearance Payments shall be made within thirty (30) days of the date of actual receipt by the Companies. Forbearance payments shall be paid by check or by wire transfer in United States dollars in Bethesda, Maryland, or at such other place and manner as the Foundation may designate in writing.

(c) All Forbearance Payments due hereunder shall be paid in full, without deduction for any taxes or other fees imposed by any government or any transfer, collection, or similar charges; any such tax, fee, or charge shall be paid by the Companies.

(d) The Companies shall keep, and shall require its licensees to keep, accurate records (together with supporting documentation) of Net Sales of the Vaccine appropriate to determine the amount of Forbearance Payments due the Foundation hereunder. Such records shall be retained for at least three (3) years. They shall be available during normal business hours for examination by an accountant selected by the Foundation, for the sole purpose of verifying payments hereunder. In conducting examinations pursuant to this section, the Foundation's accountant shall have access to all records that the Foundation reasonably believes to be relevant to the calculation of Forbearance Payments hereunder. In cases of inaccurate payments, the Companies shall promptlyp ay the Foundation any additional sum that would have been payable to the Foundation plus interest on said sum at the rate of one and one half per cent (I 1/2%) per month. Such examination by the Foundation's accountant shall be at the Foundation's expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then the Companies shall pay the Foundation the cost of such examination (as well as any additional sum that would have been payable to the Foundation plus interest on said sum at the rate of one and one half per cent (I 1/2%) per month).

5. BUY-OUT OF FORBEARANCE PAYMENTS

(a) After the Companies pay the Forbearance Amount and Acceleration Payment in full, the Companies will be entitled, in its sole discretion, to buy out the Companies' continuing obligation to make Forbearance Payments to the Foundation (thereby terminating any further payment obligation in respect thereof) at the following time points with a one-time payment as set forth below. Such time points are to be calculated from the Effective Date.

i. Period 1 (Effective Date through end of the fifteenth month following the Effectiver Date) Buyout = $200,000

ii. Period 2 (the first day following the end of Period I through the end of the twenty-fourth month following the Effective Date) Buyout= $500,000

iii. Period 3 (the beginning of the third year following the Effective Date through the end of the fifth year following the Effective Date) Buyout= $1,000,000

iv. Period 4 (anytime after the beginning of the sixth year folJowing the Effective Date) Buyout= $2,000,000

(b) Any Buyout shall be paid by check or by wire transfer in United States dollars in Bethesda, Maryland, or at such other place and manner as the Foundation may designate in writing.

(c) Any Buyout shall be paid in full, without deduction for any taxes or other fees imposed by any government or any transfer, collection, or similar charges; any such tax, fee, or charge shall be paid by the Companies.

6. CSA PERFORMANCE AND FULL RELEASE

(a) The Parties acknowledge that twenty-six (26) Additional Subjects should not have been enrolled in the Study based on the INCLUSION CRITERIA AND EXCLUSION CRITERIA added via the Fourth Amendment to the CSA because these twenty-six (26) Additional Subjects were Her2/neu+ overexpressors (IHC 3+ and/or positive FISH > 2.2). These twenty-six (26) Additional Subjects who were Her2/neu+ overexpressors will be replaced with Her2/neu+ low expressors (IHC 1-2+ and/or positive FISH < 2.2 and> 1.2) in the Study, and will be AE37 randomized, at no additional charge to Antigen Express. These twenty-six (26) Additional Subjects who were Her2/neu+ overexpressors will not count toward the Enrollment Maximum of three hundred thirty (330) subjects under the CSA.

(b) The Parties acknowledge that the Study Statement of Work clearly provides that the AE37 subtrial is part of a Master Efficacy Trial that is conducted in concert with an evaluation of the GP2 vaccine. By combining the GP2 subtrial and AE37 subtrial under the Master Efficacy Trial, costs for the trial infrastructure are shared and the control groups from the two subtrials may be similar and merged thus reducing the overall mnnber of patients required for each subtrial to show statistical significance. For the avoidance of doubt, the Parties acknowledge that the total number of patients includes this extended control group.

(c) To the extent the Foundation may have suspended performance of any of its obligations under the CSA due to Antigen Express' failure to make payments when due, the Foundation agrees to lift any such suspension of performance upon the full execution of this Agreement.

(d) The Companies fully release and discharge Foundation, the Foundation’s employees, officers, directors, and agents, Institution, and Institution's employees, officers, directors, and agents (collectively referred to as "Releasees") from any and all claims and defenses, known and unknown, asserted or unasserted, which the Companies have or may have against Releasees as of the date of the execution of this Agreement, including, but not limited to, any claim or defense based upon or related to (a) or (b) above.

7. TERMINATION

(a) The Foundation may terminate this Agreement, in its sole discretion, in the circumstances set forth in this Section, and any such termination shall be effective immediately upon the Foundation giving written notice to the Companies of any of the following:

i. if the Companies do not make a payment due hereunder and fail to cure such non-payment (including the payment of interest in accordance with this Agreement within thirty (30) days after the date of notice in writing of such non-payment by the Foundation;

ii. if the Companies: are unable to pay their respective debts as such debts become due; makes a general assignment for the benefit of creditors; has a petition in bankruptcy or a suit seeking reorganization, liquidation, dissolution, or similar relief filed against it; or files or permits the filing of any petition or answer seeking to adjudicate itself bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Companies or their respective debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking or consenting to the appointment of a trustee, custodian, receiver, liquidator or other similar official for the Companies or for any substantial part of their property; or takes any corporate action to authorize any of the foregoing actions;

iii. except as provided in subsections (i) and (ii) above, if the Companies default in the performance of any obligations under this Agreement and the default has not been remedied within thirty (30) days after the date of notice in writing of such default by the Foundation.

(b) The termination of this Agreement shall not discharge the Parties from any obligation that it owes to another Party by reason of any loss, cost, damage, expense, liability, or contractual duty that occurs or arises (or the circumstances, events, or basis of which occurs or arises) prior to such termination, and shall not affect the right of the Parties to institute or maintain any action for damages relating to any breach of this Agreement. It is the intent of the Parties that any such obligation owed by a Party to the other Parties arising before the date of termination (whether the same shall be known or unknown at such date, or whether the circumstances, events, or basis of the same shall be known or unknown at such date), including royalty obligations (computed in accordance with Section 4) on sales made or ordered prior to the date of termination, shall survive the termination of this Agreement.

8. RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall be deemed or construed to create a fiduciary relationship between the Companies and the Foundation.

9. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives, and assigns.

10. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the Jaws of the State of Maryland without regard to principles of conflict or choice of law.

11. NO WAIVER AND RESERVATION OF RIGHTS

Except as expressly stated herein, nothing contained in this Agreement shall be construed as a waiver by Foundation of any provision of the CSA and the Foundation hereby reserves all rights, privileges, and remedies granted nuder the CSA or applicable law.

In addition, the observance of any term of this Agreement may be waived (whether generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver will be effective only if in writing, signed by the Party against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of a Party in exercising any power, right, or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. A waiver by a Party shall be limited to the specific instance in which it is given and, therefore, any waiver by a Party of any obligation of another Party or breach by another Party of this Agreement or of any power, right, or remedy of the waiving Party shall not be a waiver of any other obligation or further or future performance of the same obligation, of any other or succeeding breach, of any other or further exercise of such power, right, or remedy or any other power, right, or remedy.

12. HEADINGS

The section headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

13. JOINT PARTICIPATION AND NEGOTIATION OF AGREEMENT

Each Party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and negotiate this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party. This Agreement shall be construed in light of the fact that the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other.

14. COUNTERPART EXECUTION

This Agreement and any modification or amendment thereof may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties.

15. ENTIRE AGREEMENT; MODIFICATIONS

This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and replaces any prior oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, express or implied, that are not specified herein, and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed by the Parties in writing. Any purported modification or amendment of the express terms or provisions of this Agreement shall be effective only if contained in a written instrument signed by each Party.

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THE PARTIES HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS HEREIN.

IN WITNESS WHEREOF, the Parties have entered into this FORBEARANCE AGREEMENT as of the Effective Date.

ANTIGEN EXPRESS, INC.	THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE, INC.

By: /s/ James H. Anderson, Jr. M.D.	By: /s/ John W. Lowe
Name: James H. Anderson, Jr. M.D.	Name: John W. Lowe
Title: CEO	Title: President & CEO
Date: 8 SEP 2013	Date: September 6, 2013

GENEREX BIOTECHNOLOGY CORP.

By: /s/ Mark A. Fletcher
Name: Mark A. Fletcher
Title: President & CEO
Date: 9 SEP 13

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